As filed with the Securities and Exchange Commission on December 28, 1999.
                              Registration No. 333-
       -----------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549
                                 ---------------

                                    FORM S-8
                             Registration Statement
                                      Under
                           The Securities Act of 1933
                                 ---------------

                           METRIKA SYSTEMS CORPORATION
             (Exact name of registrant as specified in its charter)
                                 ---------------

  Delaware                                                 33-0733537
(State or other jurisdiction of                       (I.R.S. Employer
 incorporation or organization)                 Identification Number)

                          5788 Pacific Center Boulevard
                               San Diego, CA 92121
               (Address of Principal Executive Offices) (Zip Code)

           METRIKA SYSTEMS CORPORATION EMPLOYEES EQUITY INCENTIVE PLAN

                            (Full Title of the Plan)

                          Sandra L. Lambert, Secretary
                           Metrika Systems Corporation
                         c/o Thermo Electron Corporation
                                 81 Wyman Street
                                 P. O. Box 9046
                        Waltham, Massachusetts 02454-9046
                     (Name and Address of Agent for Service)

                                  (781) 622-1000
          (Telephone Number, Including Area Code, of Agent For Service)


                                   Copies to:
                    Seth H. Hoogasian, Esq., General Counsel
                           Metrika Systems Corporation
                         c/o Thermo Electron Corporation
                                 81 Wyman Street
                                 P. O. Box 9046
                        Waltham, Massachusetts 02454-9046
                                 ---------------

                         CALCULATION OF REGISTRATION FEE


 Title of                                       Proposed
securities          Amount       Proposed       Maximum             Amount of
  to be             to be        Maximum        Aggregate          Registration
registered        registered     Offering       Offering              Fee
                                 Price Per        Price
                                  Share

Common Stock,
$.01 par value      150,000      $6.00 (2)      $900,000 (2)          $238
 per share          shares (1)


      In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this Registration Statement also covers an indeterminate number of shares of the Registrant's Common Stock as may be issuable in connection with adjustments under the employee benefit plan described herein to reflect certain changes in the Registrant's capital structure, including stock dividends or stock splits.

(1) The shares registered hereunder are issuable under the Metrika Systems Corporation Employees Equity Incentive Plan.

(2) Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(h) under the Securities Act of 1933. The calculation of the proposed maximum aggregate offering price has been based upon (1) the registration hereunder of an aggregate of 150,000 shares and (2) the average of the high and low sales prices, $6.00 and $6.00, respectively, of the Registrant's Common Stock on the American Stock Exchange on December 27, 1999 as reported in the consolidated transaction reporting system.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

      The information required by Part I is included in documents sent or given to the respective participants in the plan listed on the cover page of this Registration Statement pursuant to Rule 428(b)(1) under the Securities Act of 1933, as amended (the "Securities Act"). As used in this Registration Statement, the terms "Registrant" or "Company" refer to Metrika Systems Corporation.


                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

      The Registrant is subject to the informational and reporting requirements of Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The following documents, which are on file with the Commission, are incorporated in this Registration Statement by reference:

            (a) The Company's Annual Report on Form 10-K for the fiscal year ended January 2, 1999;

            (b) The Company's Quarterly Report on Form 10-Q for the quarter ended April 3, 1999;

            (c) The Company's Quarterly Report on Form 10-Q for the quarter ended July 3, 1999;

            (d) The Company's Quarterly Report on Form 10-Q for the quarter ended October 2, 1999; and

            (e) The description of the Common Stock which is contained in the Company's Registration Statement on Form 8-A filed under the Exchange Act, as such description may be amended from time to time.

      All reports or proxy statements filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered herein have been sold, or that deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the respective dates of filing of such documents.

Item 4.  Description of Securities.

      Not applicable.

Item 5.  Interests of Named Experts and Counsel.

      The validity of the Common Stock offered hereby has been passed upon by Seth H. Hoogasian, Esq., General Counsel of the Company. Mr. Hoogasian is a full-time employee of Thermo Electron Corporation ("Thermo Electron"), the majority stockholder of Thermo Instrument Systems Inc. ("Thermo Instrument"), which in turn is the majority stockholder of the Company, is an officer of the Company, Thermo Instrument and Thermo Electron, and owns or has the right to acquire 2,500 shares of Common Stock, 22,331 shares of the common stock, $.10 par value per share, of Thermo Instrument, 355,694 shares of the common stock, $1.00 par value per share, of Thermo Electron, and 138,013 shares of the common stock of Thermo Electron's subsidiaries other than the Company and Thermo Instrument.

Item 6.  Indemnification of Directors and Officers.

      The Delaware General Corporation Law and the Company's Certificate of Incorporation and By-Laws limit the monetary liability of directors to the Company and to its stockholders and provide for indemnification of the Company's officers and directors for liabilities and expenses that they may incur in such capacities. In general, officers and directors are indemnified with respect to actions taken in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the Company and, with respect to any criminal action or proceeding, actions that the indemnitee had no reasonable cause to believe were unlawful. The Company also has indemnification agreements with its directors and officers that provide for the maximum indemnification allowed by law.

      Thermo Electron has an insurance policy which insures the directors and officers of Thermo Electron and its subsidiaries, including the Company, against certain liabilities which might be incurred in connection with the performance of their duties.

Item 7.  Exemption from Registration Claimed.

      Not applicable.

Item 8.  Exhibits.

      The Exhibit Index immediately preceding the exhibits is attached hereto and incorporated herein by reference.

Item 9.  Undertakings.

      (a)   The undersigned Registrant hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

      Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

            (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on this 28th day of December, 1999.

                                   METRIKA SYSTEMS CORPORATION


                                   By:  /s/ Ernesto A. Corte
                                        -----------------------------
                                        Ernesto A. Corte
                                        President and
                                        Chief Executive Officer


                                POWER OF ATTORNEY

      Each of the undersigned Directors and Officers of Metrika Systems Corporation hereby appoints Theo Melas-Kyriazi, Paul F. Kelleher, Kenneth J. Apicerno, Seth H. Hoogasian and Sandra L. Lambert, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

Signature                          Title                         Date


/s/ Ernesto A. Corte          President, Chief Executive    December 28, 1999
-------------------------     Officer and Director
Ernesto A. Corte

/s/ Theo Melas-Kyriazi        Chief Financial Officer       December 28, 1999
-------------------------
Theo Melas-Kyriazi

/s/ Paul F. Kelleher          Chief Accounting Officer      December 28, 1999
-------------------------
Paul F. Kelleher

/s/ Denis A. Helm             Chairman of the Board of      December 28, 1999
-------------------------     Directors
Denis A. Helm

/s/ Joseph A. Baute           Director                      December 28, 1999
-------------------------
Joseph A. Baute

/s/ Willard R. Becraft        Director                      December 28, 1999
-------------------------
Willard R. Becraft

/s/ John T. Keiser            Director                      December 28, 1999
-------------------------
John T. Keiser

/s/ Earl R. Lewis             Director                      December 28, 1999
-------------------------
Earl R. Lewis

                                  EXHIBIT INDEX


Exhibit
Number            Description


5.1               Opinion of Seth H. Hoogasian, Esq.

23.1              Consent of Arthur Andersen LLP.

23.2              Consent of Seth H. Hoogasian, Esq.
                  (contained in his opinion filed as
                  Exhibit 5.1).

24                Power of Attorney (see  signature  pages to this  Registration
                  Statement).